Exhibit 10.1

[MACKINAC PARTNERS LETTERHEAD]

CONFIDENTIAL	June 5, 2006

Mr. Nick Benson
President & Chief Executive Officer
Sunterra Corporation
3865 West Cheyenne Avenue
North Las Vegas, Nevada 89032

Dear Nick:

We are pleased to confirm that Sunterra Corporation (the “Company”) has retained Mackinac Partners, LLC (“MP”) on the following basis:

1.   The Company engages MP as its agent for the purposes of: (a) providing interim management services to Sunterra Europe. C. Alan Bentley (“Mr. Bentley”) shall serve as the Interim Chief Operating Officer of Sunterra Europe or such other title as the Company and MP may deem appropriate; (b) providing financial analysis to the company; (c) assisting with the implementation of the restructuring plan and related downsizing of Sunterra Europe; (d) assist with the sale of Sunterra Europe if so directed by the Board of Directors; and (e) such other services that the parties’ shall agree.

2.   Mr. Bentley will be under the direct supervision of the Company’s CEO and will operate at his direction, subject to applicable law.

3.   The term of MP’s engagement will begin on May 16, 2006 and continue through August 31, 2006. This agreement may be terminated at any time by either party with 15 days prior written notice. The Company will remain liable for any and all unpaid charges through the date of termination, and for its obligations pursuant to paragraph 6 below notwithstanding the termination of this agreement.

4.   As compensation for the services to be rendered by MP, the Company shall pay MP the sum of $85,000 per month plus reimbursement of reasonable out-of-pocket expenses subject to the provisions of paragraph 5 below. In connection with MP’s out-of-pocket expenses, MP shall provide the Company with a summary description of categories of out-of-pocket expenses and related amounts for the same. MP shall render monthly invoices at the first of each month for fees for the applicable month plus out-of-pocket expenses incurred to date. Payment shall be due by the last day of the month. The month of May 2006 is a partial month pursuant to this agreement and shall be billed at 1/2 of the monthly amount, or $42,500. Payment shall be due within 5 business days of signature of this agreement.

Sunterra Corporation
June 5, 2006

5.   It is expected that the average monthly hours incurred during the course of this agreement will approximate 215 hours. In the event that the total number of hours of work performed by Mr. Bentley during the term of this Agreement is less than 648, MP shall, within thirty (30) days of invoice, reimburse Company the sum of three hundred ninety-five dollars ($395.00), multiplied by the difference between 648 and the number of hours of work performed. In the event that the total number of hours of work performed by Mr. Bentley during the term of this Agreement is greater than 858, Company shall, within thirty (30) days of invoice, pay to MP the sum of three hundred ninety-five dollars ($395.00), multiplied by the difference between the total number of hours of work performed and 858. For purposes of computation of hours of work performed, each hour of travel time shall equal one-half (1/2) hour.

6.   In connection with engagements such as this, it is MP’s policy to receive indemnification. The Company will provide MP with the indemnification and contribution agreements described on the attached Exhibit A.

7.   The Company shall include Mr. Bentley as an officer of the Company and shall direct the carrier of the Company’s Directors and Officers Liability Insurance (the “D&O Insurance”) to include Mr. Bentley as an officer of the Company effective May 16, 2006. The Company will not allow the D&O Insurance to lapse or be reduced during the term of this agreement, and will continue the D&O Insurance coverage for Mr. Bentley in full force and effect for at least one year after the end of the term of this agreement.

8.   Notices under this agreement must be in writing and be mailed, sent by recognized overnight courier, telecopied or hand delivered: (a) if to the Company at the address listed at the beginning of this agreement; and (b) if to MP, at its offices at 38710 Woodward Ave., Suite 240 Bloomfield Hills, MI 48304, Attention: Mr. C. Alan Bentley.

9.   This agreement may be executed in counterpart.

10.         This agreement incorporates the entire understanding of the parties and supersedes all previous agreements and/or discussions between MP and you concerning its subject matter.

11.         This agreement may not be amended or modified except in writing executed by the Company and MP. In the event of the death or resignation of Mr. Bentley, or Mr. Bentley’s inability to perform, MP shall designate, subject to Company’s approval, another MP employee for the engagement described herein. Company shall incur no cost for any time devoted by MP and Mr. Bentley’s replacement for review of work performed by Mr. Bentley, or in preparation for replacing Mr. Bentley.

Sunterra Corporation
June 5, 2006

12.         This agreement will be governed by, and construed in accordance with, the laws of the State of Michigan. The parties waive any right to trial by jury in connection with any dispute related to this agreement, or any other matter contemplated by this agreement.

13.          Section 4. Confidentiality.

MP agrees to keep confidential all information obtained from the Company. MP agrees that neither it nor its directors, officers, employees, agents or attorneys will disclose to any other person or entity, or use for any purpose other than as specified herein, any information, including without limitation any data, plans, reports, schedules, drawings, accounts, records, calculations, specifications, flow sheets, computer programs, source or object codes, results, models, or work product relating to the business of the Company, its subsidiaries, distributors, affiliates, vendors, customers, employees, contractors, or consultants (“Information”), which is non-public, confidential or proprietary in nature that it obtains or is given access to during the performance of the services provided hereunder.

14.         Except as required by law, any advice furnished by MP to the Company will not be publicly disclosed or made available to third parties without MP’s advance written consent.

Please confirm your agreement with the foregoing by dating, signing and returning the enclosed copy of this letter agreement, whereupon it will become immediately binding and enforceable in accordance with its terms.

We are delighted to accept this engagement and look forward to working together with you on this assignment.

Sincerely,

Mackinac Partners, LLC

By:	/s/ C. Alan Bentley

Title:	Partner

Agreed to this on June 12, 2006:

Sunterra Corporation

By:	/s/ James Dickerson
James Dickerson
Director and Chairman of Audit Committee of
Sunterra Corporation

EXHIBIT A

INDEMNIFICATION/CONTRIBUTION PROVISIONS TO LETTER
AGREEMENT DATED JUNE 5, 2006 BETWEEN
SUNTERRA CORPORATION AND
MACKINAC PARTNERS, LLC (“AGREEMENT”)

1.   Except as otherwise defined below, all capitalized terms used in these provisions have the definitions given to them in the Agreement.

2.   (a)   The Company will indemnify and hold harmless Mackinac Partners LLC and its partners, principals, affiliates, agents and employees, and any persons retained by MP in connection with the performance of the services described in the Agreement (“Indemnified Parties”), from and against all claims, losses, damages, liabilities and expenses (including attorneys’ fees, interest, penalties, and all amounts paid in investigation, defense or settlement of any of the foregoing) (collectively, “Claims”) arising out of, based upon or related to MP’s engagement under the Agreement, other than any Claims arising out of, based upon or related to the willful misconduct, malfeasance or gross negligence of any of the Indemnified Parties (collectively, “Damages”). The Company will be liable pursuant to this paragraph 2 for Damages incurred by an Indemnified Party unless a court having competent jurisdiction has determined by final judgment (not subject to further appeal) that such Damages resulted from the willful misconduct, malfeasance or gross negligence of such Indemnified Party. This indemnification will apply regardless of whether MP is a party to a lawsuit, claim or proceeding.

(b)   If the Company so elects, and the Company gives adequate assurances of its ability to conduct such a defense and to pay any amounts which may ultimately be owed under this Exhibit A, the Company may assume the defense of any Claim against an Indemnified Party, including the employment of counsel reasonably acceptable to such Indemnified Party, and the payment of fees, expenses, and disbursements of such counsel. If the Company elects to assume such defense, the Company shall not be liable to any Indemnified Party under these indemnification provisions for any legal or other expenses subsequently incurred by the Indemnified Party in connection with such defense, other than reasonable costs of investigation, and except as provided in the following sentence. In the event that counsel for such Indemnified Party is of the opinion that having separate counsel would be appropriate under the circumstances due to actual or potential conflicts of interest, then the Indemnified Party may employ separate counsel reasonably acceptable to the Company to represent and defend the Indemnified Party in any Claim. The Company will be required to pay the fees and disbursements of such counsel, but will only pay for one counsel for all Indemnified Parties in any jurisdiction in any single action or proceeding. Any separate counsel retained by an Indemnified Party shall, as a condition of the indemnification and reimbursement commitments set forth herein, use its best commercially reasonable efforts to cooperate with the Company and any counsel designated by the Company. Subject to the provisions of paragraph 2(a) hereof, the Company shall be liable for any settlement of any Claim against any Indemnified Party entered into with the Company’s prior written consent. The Company shall not be liable for any settlement of any Claim effected without the Company’s written consent, which consent will not be unreasonably withheld or delayed.

Mackinac Partners, LLC

By:	/s/ C. Alan Bentley

	Title:	Partner

Sunterra Corporation

By:	/s/ James Dickerson
James Dickerson
Director and Chairman of Audit Committee of Sunterra Corporation